Exhibit 99.1

FOR IMMEDIATE RELEASE

Inventure Foods Reports Third Quarter 2010 Results

Net revenue up 13.8%; Boulder net revenue up 89.5%; EPS at 7 cents.

PHOENIX - Oct. 20, 2010 - Inventure Foods, Inc.  (NASDAQ: SNAK), a leading specialty food manufacturer, today reported financial results for the third quarter ending September 25, 2010, highlighted by the Company’s net revenue growth of 13.8%, driven by increased Healthy/Natural sales as a result of strong brand investment in this category.

Q3 2010 Financial Results Overview

Inventure generated net revenues of $34.1 million for the third quarter of 2010, up $4.1 million, or 13.8%, compared to net revenues of $29.9 million for the same period in 2009.

Snack division net revenue was $22.4 million, up 7.4% from the prior year, driven primarily by an 89.5% revenue increase for Boulder Canyon™ Natural Foods.  T.G.I. Friday’s® and BURGER KING™ sales trends were an improvement over recent quarters with flat sales for BURGER KING™ and a 1.7% reduction for T.G.I. Friday’s®. This reflects the increased support primarily in the C-Store channel which has been negatively affected by the economy in the first half of 2010.

In the Rader Farms® division, net revenue was $11.7 million, an increase of 28.6% over the prior year.  This increase was primarily attributable to the continued strength of Jamba™, which recorded net revenue of $1.9 million ($2.4 million gross revenue). Excluding Jamba™, Rader sales were up 7.4% representing strong growth on the base business.

Consolidated net income for the quarter was $1.2 million, or $0.07 per diluted share, versus $1.3 million, or $0.07 per diluted share last year. The company benefitted from a year long R&D tax credit review which resulted in a gain of $0.3 million based on a look-back of R&D activity over the last several years.

Consolidated EBITDA was $2.6 million or 7.5% of net revenue for the quarter.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

Other key financial highlights included:

•      Gross profit of $7.1 million, or 20.7% of net revenue, up 5.0% in dollars and down 1.8 percentage points versus the prior year. The gross profit margin shortfall was primarily attributable to the increased price of blueberries during the harvest season as well as the slotting fee investment for Jamba™, which should only impact gross profit in the short term.

•      SG&A was $5.4 million, an increase of $1.2 million or 27.2% versus last year as a result of continued aggressive investment against both Boulder and Jamba™.

•      Consolidated operating income of $1.6 million versus $2.4 million a year ago.

2010 Year-to-Date Revenue, EPS, and EBITDA

Through the first nine months of 2010, Inventure reported net revenues of $100.4 million compared to $93.1 million for the first nine months of 2009, a 7.8% increase.  Diluted earnings per share year-to-date were $0.21 versus $0.18 during the same period in 2009, a gain of 16.7%.  EBITDA for the first nine months of 2010 was $9.1 million, an increase of 6.4% versus last year.

Management Commentary and Future Outlook

“We are very pleased to announce another strong quarter of revenue growth driven by our Healthy/Natural category which grew 40.1%,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Our sustained focus on developing innovative Healthy/Natural products enabled a net revenue growth of 13.8% for the quarter.  The Jamba™ Smoothies roll-out gained strength with net sales of $1.9 million, and gross sales of $2.4 million. We are now in over 6,000 retail stores and growing. Early results have been very encouraging and we will be determining next steps to further our launch in the fourth quarter. Our Rader business continues to grow showing a 7.4% increase excluding Jamba™.  Boulder continues to do very well with an increase of 89.5% over the same period last year, driven in part by the continued success of our Rice and Bean product as well as by a significant increase in marketing investment, and strong support from major retailers.”

“We continue to invest in our business as evidenced by SG&A expenditures which are up by $1.2 million versus third quarter last year to support brand growth. Although this did impact third quarter earnings, we are confident that investing now will reap benefits for our future growth.  The $3.4 million investment in our Bluffton plant is complete and we are already beginning to produce products on this new extrusion line. Investments made in our Goodyear plant to increase capacity by 32% are on track to be completed by the end of this year, which will add new kettles and packaging machines and improve overall plant efficiencies.”

McDaniel concluded, “Our focus remains consistent from that of prior quarters - continued investment in both the Jamba™ and Boulder brands while stabilizing T.G.I. Friday’s® and BURGER KING™. While private label snack sales were down for the quarter, we expect several new private label customers to support growth during the remainder of the year. Our strong brand investment allows Inventure Foods to position itself for continued robust revenue and earnings growth.”

Conference Call

Inventure Foods’ executive management team will host a conference call today at 4 p.m. ET to discuss the Company’s third quarter and year-to-date 2010 results, and comment on its future outlook.  To participate in the conference call, please call (877) 853-7702 toll free, or (408) 940-3848 for international callers.

A live webcast of the call will also be available by accessing www.inventurefoods.com and will be archived for one year following the event.

About Inventure Foods, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, Inventure Foods is a marketer and manufacturer of specialty brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Natural Foods(TM), Rader Farms(R), T.G.I. Friday’s(R), BURGER KING(TM), Jamba(TM), Poore Brothers(R), Tato Skins(R) and Bob’s Texas Style(R). For further information about Inventure Foods visit www.inventurefoods.com.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. The statements relate to future expectations, plans, prospects and projections, which are based upon the Company’s current expectations and assumptions, and are subject to a number of risks and uncertainties. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise.

Contact:

Inventure Foods, Inc.

Steve Weinberger, Chief Financial Officer

(623) 932-6200

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$34,072,238	$29,937,411	$100,381,412	$93,075,776
Cost of revenues	27,013,633	23,214,654	78,695,115	73,908,543
Gross profit	7,058,605	6,722,757	21,686,297	19,167,233
Selling, general & administrative expenses	5,446,661	4,282,591	15,372,110	13,148,891
Operating income	1,611,944	2,440,166	6,314,187	6,018,342
Interest expense, net	232,545	267,306	630,407	681,259
Income before income taxes	1,379,399	2,172,860	5,683,780	5,337,083
Income tax provision	166,882	869,099	1,849,213	2,108,776

Net income	$1,212,517	$1,303,761	$3,834,567	$3,228,307

Earnings per common share:
Basic	$0.07	$0.07	$0.21	$0.18
Diluted	$0.07	$0.07	$0.21	$0.18
Weighted average number of common shares:
Basic	17,936,356	17,885,440	17,907,241	17,978,031
Diluted	18,559,515	18,041,679	18,490,471	18,225,781

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 25, 2010	September 26, 2009
	(unaudited)	(unaudited)
Current assets	$39,030,750	$34,217,796
Property and equipment, net	27,867,986	24,094,488
Other assets, net	15,013,745	14,650,338
Total assets	$81,912,481	$72,962,622

Line of credit	$10,908,108	$11,422,629
Other current liabilities	17,190,067	15,565,318
Long-term debt	9,134,593	10,339,655
Other long-term liabilities	7,830,194	3,440,306
Total liabilities	45,062,962	40,767,908
Shareholders’ equity	37,320,714	32,665,909
Treasury stock, at cost	(471,195)	(471,195)
Total liabilities and shareholders’ equity	$81,912,481	$72,962,622

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

	Quarter Ended		Nine Months Ended
	September 25, 2010	September 26, 2009	September 25, 2010	September 26, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Reconciliation – EBITDA (1):
Reported net income	$1,212,517	$1,303,761	$3,834,567	$3,228,307
Add back: Interest, net	232,545	267,306	630,407	681,259
Add back: Income tax provision	166,882	869,099	1,849,213	2,108,776
Add back: Depreciation	949,052	894,925	2,788,550	2,533,452
Add back: Amortization of intangible assets	10,500	10,500	31,500	31,500
EBITDA	$2,571,496	$3,345,591	$9,134,237	$8,583,294

(1)  EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.